                                   EXHIBIT 99a

                                                              DEXTER CORPORATION

CONDENSED STATEMENT OF INCOME

                                            Three Months Ended March 31
In thousands of dollars                -------------------------------------
(except per share amounts)               1998           1997          Change
----------------------------------------------------------------------------
REVENUES
Net sales                              $289,915       $272,260         +  6%
Other income                              2,286          4,224         - 46%
                                       --------       --------
                                        292,201        276,484         +  6%

EXPENSES
Cost of sales                           184,564        175,302         +  5%
Marketing and administrative             62,044         57,050         +  9%
Research and development                 14,076         13,341         +  6%
Interest                                  4,308          4,809         - 10%
                                       --------       --------
INCOME BEFORE TAXES                      27,209         25,982         +  5%
Income taxes                              9,523          9,353         +  2%
                                       --------       --------
INCOME BEFORE MINORITY INTERESTS         17,686         16,629         +  6%
Minority interests                        3,456          3,757         -  8%
                                       --------       --------
NET INCOME                             $ 14,230       $ 12,872         + 11%
                                       ========       ========

NET INCOME PER SHARE - BASIC           $   0.62       $   0.55         + 13%
NET INCOME PER SHARE - DILUTED         $   0.61       $   0.54         + 13%

DIVIDENDS DECLARED PER SHARE           $   0.24       $ 0.24

AVERAGE SHARES OUTSTANDING (000)         22,946         23,275         -  1%


See accompanying notes to the consolidated financial statements.

Amounts are unaudited.

                                   EXHIBIT 99b


                                                              DEXTER CORPORATION

CONDENSED STATEMENT OF FINANCIAL POSITION

                                                  MARCH 31        December 31        March 31
In thousands of dollars                           -------------------------------------------
(except per share amounts)                           1998             1997             1997
---------------------------------------------------------------------------------------------
ASSETS
Cash and short-term securities                    $  68,509        $  68,306        $  62,120
Accounts receivable, net                            199,416          185,257          192,099
Inventories
    Materials and supplies                           59,875           61,233           58,662
    In process and finished                         128,236          117,467          116,721
    LIFO reserve                                    (18,645)         (18,799)         (19,403)
                                                  ---------        ---------        ---------
                                                    169,466          159,901          155,980
Prepaid and deferred expenses                        30,469           26,988           34,395
                                                  ---------        ---------        ---------
    Total current assets                            467,860          440,452          444,594

Property, plant and equipment, at cost, net         350,584          348,172          332,320
Excess of cost over net assets of
    businesses acquired                              97,812           97,507           80,366
Other assets                                         74,018           75,645           89,472
                                                  ---------        ---------        ---------
                                                  $ 990,274        $ 961,776        $ 946,752
                                                  =========        =========        =========

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term debt                                   $  29,962        $  35,361        $   5,500
Current installments of long-term debt               12,924           13,340           11,914
Accounts payable                                    100,514           91,155           97,904
Accrued liabilities and taxes                        88,851           89,076          103,416
Current environmental reserves                        2,200            2,099            2,117
Dividends payable                                     5,508            5,505            5,559
                                                  ---------        ---------        ---------
    Total current liabilities                       239,959          236,536          226,410

Long-term debt                                      185,420          180,030          208,339
Deferred items                                       57,494           54,197           49,900
Long-term environmental reserves                     13,556           13,726           14,278
Minority interests                                  111,142          104,426           91,616

Shareholders' equity
    Common stock and paid-in capital                 38,333           38,158           37,303
    Retained earnings                               418,565          409,844          382,788
    Treasury stock                                  (51,479)         (52,216)         (46,713)
    Accumulated other comprehensive
         income                                     (22,716)         (22,925)         (17,169)
                                                  ---------        ---------        ---------
              Total shareholders' equity            382,703          372,861          356,209
                                                  ---------        ---------        ---------
                                                  $ 990,274        $ 961,776        $ 946,752
                                                  =========        =========        =========

EQUITY PER SHARE                                  $   16.67        $   16.26        $   15.41


See accompanying notes to the consolidated financial statements.

Amounts as of March 31, 1998 and March 31, 1997 are unaudited.

                                   EXHIBIT 99c

                                                              DEXTER CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

                                                           Three Months Ended March 31
                                                           ----------------------------
In thousands of dollars                                       1998             1997
---------------------------------------------------------------------------------------
OPERATIONS
Net income                                                  $ 14,230        $  12,872
    Noncash items
        Depreciation and amortization                         12,939           10,993
        Income taxes not due                                   8,092            5,379
        Minority interests                                     3,456            3,757
        LIFO inventory credit                                   (154)            (433)
        Equity in net income of affiliates                      (827)          (2,351)
        Other                                                   (254)             402
Operating working capital increase                           (24,314)         (26,756)
                                                            --------        ---------
                                                              13,168            3,863
                                                            --------        ---------
INVESTMENTS
Property, plant and equipment                                (17,069)         (11,629)
Acquisitions                                                  (1,047)         (17,002)
Joint ventures                                                 1,153             (449)
Proceeds from exercise of LTI stock options                    2,775              615
Other                                                          1,757            2,066
                                                            --------        ---------
                                                             (12,431)         (26,399)
                                                            --------        ---------
FINANCING
Long-term debt                                                10,193             (705)
Short-term debt, net                                          (5,423)             605
Dividends paid                                                (5,506)          (5,175)
LTI dividends paid to minority interest shareholders            (555)            (428)
Purchase of treasury stock                                                    (11,317)
Other                                                            521               13
                                                            --------        ---------
                                                                (770)         (17,007)
                                                            --------        ---------
DECREASE IN CASH AND SHORT-TERM SECURITIES                  $    (33)       $ (39,543)
                                                            ========        =========

RECONCILIATION OF DECREASE IN CASH AND
   SHORT-TERM SECURITIES
Cash and short-term securities at beginning of period       $ 68,306        $ 103,420
Cash and short-term securities at end of period               68,509           62,120
                                                            --------        ---------
Increase (Decrease) in cash and short-term securities
     per Statement of Financial Position                         203          (41,300)
Currency translation effects                                    (236)           1,757
                                                            --------        ---------
                                                            $    (33)       $ (39,543)
                                                            ========        =========

INTEREST PAID                                               $  4,118        $   3,715

TAXES PAID                                                  $  1,431        $   3,974

Property, plant and equipment for the three months ended March 31, 1998 includes $4,635 related to the exercise of an option to purchase land under a capital lease by Life Technologies, Inc.

See accompanying notes to the consolidated financial statements.

Amounts are unaudited.

                                   EXHIBIT 99d


                                                              DEXTER CORPORATION

STATEMENT OF COMPREHENSIVE INCOME (LOSS)

                                                    Three Months Ended March 31
                                                    ---------------------------
In thousands of dollars                               1998            1997
-------------------------------------------------------------------------------
NET INCOME                                          $ 14,230        $ 12,872
                                                    --------        --------

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
  Currency translation effects                           247         (14,604)
  Unrealized losses on investments                       (38)
                                                    --------        --------
OTHER COMPREHENSIVE INCOME (LOSS)                        209         (14,604)
                                                    --------        --------

COMPREHENSIVE INCOME (LOSS)                         $ 14,439        $ (1,732)
                                                    ========        ========


See accompanying notes to the consolidated financial statements.

Amounts are unaudited.

                                   EXHIBIT 99e


                                                              DEXTER CORPORATION

NET SALES BY MARKET

                                    Three Months Ended March 31
                              -----------------------------------
In thousands of dollars          1998           1997       Change
-----------------------------------------------------------------
AEROSPACE                     $ 17,056       $ 13,471       + 27%


ELECTRONICS (1)                 55,073         49,831       + 11%


FOOD PACKAGING (2)              65,835         64,824       +  2%


MEDICAL                        112,912        105,403       +  7%


OTHER                           39,039         38,731       +  1%
                              --------       --------

CONSOLIDATED                  $289,915       $272,260       +  6%
                              ========       ========


(1) The effect of businesses acquired increased net sales to the Electronics market by $2 million, or 4%.

(2) The effect of businesses acquired increased net sales to the Food Packaging market by $6.3 million, or 10%.

Amounts are unaudited.

                                   Exhibit 99f


                               Dexter Corporation
                   Notes to Consolidated Financial Statements


Note 1  -   In the opinion of the Company's management, the unaudited financial statements reflect adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods. The notes to the consolidated financial statements including management's discussion in Part 1, Item 2 of this Form
            10-Q are incorporated as part of these consolidated financial statements. The year-end condensed balance sheet data was derived from the audited financial statements.

Note 2 - Presented below is the reconciliation between basic earnings per share and diluted earnings per share for the three months ended March 31, 1998 and 1997:

                                                   Three Months ended March 31
            Amounts in thousands                   ---------------------------
            (except per share data)                   1998             1997
            ------------------------------------------------------------------
            Earnings per share - basic:
              Net income                            $14,230         $ 12,872
              Weighted average shares
                outstanding                          22,946           23,275
              Earnings per share - basic               $.62             $.55

            Earnings per share - diluted:
              Net income                            $14,230         $ 12,872
              Effect of subsidiary dilutive
                options on net income                  (109)            (142)
                                                    -------         --------
                                                    $14,121         $ 12,730
                                                    =======         ========
              Weighted average shares
                outstanding                          22,946           23,275
              Weighted average effect of
                common stock equivalents                285              162
                                                    -------         --------
                                                     23,231           23,437
                                                    =======         ========
              Earnings per share - diluted             $.61             $.54

                                   Exhibit 99f


                               Dexter Corporation
             Notes to Consolidated Financial Statements (continued)



Note 3  -   In June 1997, the Financial Accounting Standards Board issued
            Statement of Financial Accounting Standards No. 130, Reporting
            Comprehensive Income, which became effective for financial statements for periods beginning after December 15, 1997. This statement requires that the company (a) report upon comprehensive income (net income and other comprehensive income) in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and paid-in capital in the shareholders' equity section of the statement of financial position.

            In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, which becomes effective for financial statements for fiscal years beginning after December 15, 1997. The Company is currently evaluating the impact of SFAS No. 132 on its financial reporting practices.

Note 4 - The following are included as components of Common Stock and Paid-in Capital.

COMMON STOCK & PAID-IN CAPITAL      MARCH 31,      DECEMBER 31,      MARCH 31,
(IN THOUSANDS OF DOLLARS)             1998            1997             1997
------------------------------       -------         -------         -------
Common stock                         $24,984         $24,984         $24,984
Paid-in capital                       17,021          17,482          14,714
Unearned compensation on
  restricted stock                    (3,672)         (4,308)         (2,395)
                                     -------         -------         -------
                                     $38,333         $38,158         $37,303
                                     =======         =======         =======

Note 5 - The following are included as components of Accumulated Other Comprehensive Income.

ACCUMULATED OTHER COMPREHENSIVE     MARCH 31,      DECEMBER 31,     MARCH 31,
INCOME (IN THOUSANDS OF DOLLARS)      1998            1997            1997
--------------------------------    --------        --------        -------
Currency translation effects        ($22,228)       ($22,475)       ($16,791)
Unrealized losses on investments        (464)           (426)          (174)
Pension liability adjustment             (24)            (24)          (204)
                                    --------        --------        -------
                                    ($22,716)       ($22,925)       ($17,169)
                                    ========        ========        ========

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of Dexter Corporation

We have reviewed the accompanying condensed statement of financial position of Dexter Corporation as of March 31, 1998 and 1997, and the related condensed statements of income, comprehensive income and cash flows for the three month periods then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position of Dexter Corporation as of December 31, 1997, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated February 3, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed statement of financial position as of December 31, 1997, is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
April 15, 1998